As filed with the Securities and Exchange Commission on August 12, 2008

Registration No. 333-152726

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISIONCHINA MEDIA INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1/F Block No.7 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

People’s Republic of China

(86-755) 8293-2222

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris K.H. Lin Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600	Chun Wei Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong (852) 2826-8688

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1, Exhibit 8.2, Exhibit 23.6 and Exhibit 99.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud, dishonesty, willful neglect or default.

Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.2 to this Registration Statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our common shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Title of Security		Number of Securities		Consideration (US$)		Underwriting Discounts and Commissions
Limin Li	February 9, 2006 April 12, 2006 August 30, 2007	(a (d	) )	15,750,000	(1)	—	(2)	n/a
Yanqing Liang	February 9, 2006 April 12, 2006	(a	)	6,600,000		—	(2)	n/a
OZ Master Fund, Ltd.	April 12, 2006	(b	)	6,777,300		6,777,300		n/a
OZ Asia Master Fund, Ltd.	April 12, 2006	(b	)	6,895,575		6,895,575		n/a
OZ Global Special Investments Master Fund, L.P.	April 12, 2006	(b	)	577,125		577,125		n/a
Milestone Mobile TV Media Holdings I Limited	March 9, 2007 July 31, 2007	(c	)	3,130,590		6,999,999		n/a
Milestone Mobile TV Media Holdings II Limited	March 9, 2007 July 31, 2007	(c	)	3,130,590		6,999,999		n/a
Milestone Mobile TV Media Holdings III Limited	March 9, 2007 July 31, 2007	(c	)	447,228		1,000,002		n/a
Milestone Mobile TV Media Holdings IV Limited	March 9, 2007 July 31, 2007	(c	)	1,341,682		3,000,001		n/a
IPROP Holdings Limited	March 9, 2007 July 31, 2007	(c	)	4,472,272		10,000,000		n/a
GSPS Asia Limited	March 9, 2007 July 31, 2007	(c	)	5,366,726		11,999,999		n/a
Directors, Officers and Employees of the Registrant	(3)	(d	)	3,615,739		n/a		n/a
Consultants of the Registrant	(3)	(d	)	2,374,900		n/a		n/a
Employees of the Registrant	November 20, 2007	(a	)	710,750		550,750		n/a
Employees and consultants	Various dates	(d)(e	)	868,000		n/a		n/a

(1)	Includes one common share issued to Mapcal Limited on January 27, 2006, and transferred to Mr. Li on February 9, 2006, and includes 350,000 common shares issuable upon the exercise of options to purchase our common shares granted to Mr. Li on August 30, 2007.
(2)	Mr. Li and Ms. Liang originally invested an aggregate of RMB50 million in CDMTV. In connection with the establishment of our company and the contractual arrangements between our company, on the one hand, and CDMTV, Mr. Li and Ms. Liang, on the other hand, we obtained control of CDMTV and issued our common shares to Mr. Li and Ms. Liang.
(3)	The options to purchase common shares of the registrant were granted on various dates from April 15, 2006 to August 31, 2007.
(a)	Common shares
(b)	Series A preferred shares
(c)	Series B preferred shares
(d)	Options to purchase common shares
(e)	Restricted shares

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, People’s Republic of China, on August 12, 2008.

VISIONCHINA MEDIA INC.

By:	/s/ Limin Li
Name:	Limin Li
Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on August 12, 2008.

Signature	Title

/s/ Limin Li Limin Li	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ * Yanqing Liang	Director

/s/ * William Decker	Director

/s/ * Xisong Tan	Director

/s/ * Yunli Lou	Director

/s/ Dina Liu Dina Liu	Chief Financial Officer (principal financial and accounting officer)

/s/ * Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative

*By:	/s/ Dina Liu
Name: Dina Liu
Attorney-in-Fact

VISIONCHINA MEDIA INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.

3.1*	Memorandum and Articles of Association of VisionChina Media Inc.

4.1*	Form of American Depositary Receipt of VisionChina Media Inc.

4.2*	Specimen Certificate for Common Shares of VisionChina Media Inc.

4.3*	Form of Deposit Agreement among the Registrant, the depositary and holders and beneficial owners from time to time of the American Depositary Shares issued thereunder.

4.4*	Share Purchase Agreement, dated April 12, 2006, in respect of the sale of Series A preferred shares of the Registrant.

4.5*	Share Purchase Agreement, dated March 9, 2007, in respect of the sale of Series B preferred shares of the Registrant.

4.6*	Shareholders Agreement, dated April 12, 2006, among the Registrant and certain investors in Registrant’s Series A preferred shares.

4.7*	Amended and Restated Shareholders Agreement, dated March 9, 2007, among the Registrant and certain investors in Registrant’s Series A preferred shares and certain investors in Registrant’s Series B preferred shares.

4.8*	Amendment No. 1 to the Amended and Restated Shareholders Agreement, dated November 8, 2007, among the same parties.

5.1<	Opinion of Maples and Calder regarding the validity of the common shares being registered.

8.1<	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters.

8.2	Opinion of Grandall Legal Group regarding certain PRC tax matters.

10.1*	Registrant’s 2006 Share Incentive Plan.

10.2*	Form of Indemnification Agreement with the Registrant’s directors.

10.3*	Translation of Loan Agreement dated February 15, 2007 among China Digital Technology (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

10.4*	Translation of Loan Agreement dated March 31, 2006 among China Digital Technology (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

10.5*	Translation of Technology Service and Management Agreement dated February 15, 2007 between China Digital Technology (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

10.6*	Translation of Technology Service and Management Agreement dated March 31, 2006 between China Digital Technology (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

10.7*	Translation of Domain Name License Agreement dated February 15, 2007 between China Digital Technology (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

10.8*	Translation of Domain Name License Agreement dated March 31, 2006 between China Digital Technology (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

10.9*	Translation of Option Agreement dated February 15, 2007 among China Digital Technology (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Exhibit Number	Description of Document
10.10*	Translation of Option Agreement dated March 31, 2006 among China Digital Technology (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

10.11*	Translation of Proxy Letter dated March 31, 2006 and Amendment to Proxy Letter dated February 15, 2007 of Limin Li.

10.12*	Translation of Proxy Letter dated March 31, 2006 and Amendment to Proxy Letter dated February 15, 2007 of Yanqing Liang.

10.13*	Translation of Equity Pledge Agreement dated February 15, 2007 among China Digital Technology (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

10.14*	Translation of Equity Pledge Agreement dated March 31, 2006 among China Digital Technology (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

10.15*†	Translation of Cooperation Agreement dated October 13, 2006 between China Digital Mobile Television Co., Ltd. and Beijing Beiguang Media Mobile Television Co., Ltd.

10.16*†	Translation of Advertising Time on Bus Mobile Television Platform in Shenzhen Exclusive Agency Agreement dated December 31, 2006 between China Digital Mobile Television Co., Ltd. and Shenzhen Mobile Television Co., Ltd.

21.1<	Subsidiaries of the Registrant.

23.1<	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm.

23.2<	Consent of Maples and Calder (included in Exhibit 5.1).

23.3<	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1).

23.4<	Consent of American Appraisal.

23.5<	Consent of CTR Market Research.

23.6	Consent of Grandall Legal Group (included in Exhibits 8.2 and 99.2).

24.1<	Powers of Attorney (included on signature page to this registration statement initially filed on August 1, 2008).

99.1*	Code of Business Conduct and Ethics of the Registrant.

99.2	Opinion of Grandall Legal Group.

*	Incorporated by reference to the corresponding exhibit to the registrant’s registration statement (File No. 333-147275), as amended, initially filed with the Commission on November 9, 2007.
†	Confidential treatment has been requested for portions of this document.
<	Filed previously.